FOR IMMEDIATE RELEASE

Oculus Innovative Sciences Reports 52% Increase in
First Quarter FY 2010 Revenue

Recent Milestones:

•	Secures FDA Clearances for Two Microcyn® Products Including New Reimbursable Wound HydroGel

•	Vetericyn Partner Launches Four Microcyn-Based Animal Healthcare Products into U.S. Market and Initiates National TV Advertising Campaign with Strong Buying Response in First Month of Commercialization

•	Announces Agreement with OroScience, Inc. for Marketing of Microcyn®-Based Oral Care Products in U.S., Canadian and European Professional Dental Markets

•	Second U.S. Independent Laboratory Confirms that Microcyn® Technology Effective at Inactivating H1N1 Swine Flu

•	Company Reaffirms Guidance Targeting Cash Breakeven in March 2010

•	Raises $6 Million in Funding for Expansion of its Product Portfolio and New Product Launches

•	Conference Call Begins at 4:30 p.m. (EDT) Today

PETALUMA, Calif. (August 6, 2009) – Oculus Innovative Sciences, Inc. (Nasdaq: OCLS) today announced financial and operating results for the first quarter of fiscal year 2010, ended June 30, 2009. During the quarter the company increased Microcyn®-based product revenue by 55% with increases in Mexico, China, India and the United States. As a result of the cost reduction programs implemented last year, operating expenses declined $2.2 million, or 40%, in the first quarter, compared to the same period last year.

Oculus reported total revenue of $1.8 million in the first quarter of fiscal 2010, an increase of 52% over $1,211,000 in the first quarter of fiscal 2009. Product revenue was $1.6 million, up 56% from $1,008,000 in the prior year primarily due to higher sales in Mexico and China. Service revenue was $280,000, up 37% from the first quarter of fiscal 2010.

The company’s Microcyn-based product sales growth of 56% for the quarter reflects strong growth in Mexico, China and the United States. The sales growth rate in Mexico in local currency was 104%; however, due to the 28% drop in the value of the peso, this resulted in a dollar-translated sales growth in Mexico of 59%. This devaluation in the peso also reduced Oculus’ overall first quarter product revenue growth from 89% to 56%.

“In our last earnings call, we provided guidance regarding two objectives to achieve cash breakeven by March 2010 and to achieve annual revenue of $45 to $60 million by fiscal year 2013 with operating profitability of 20%,” said Hoji Alimi, founder and CEO of Oculus. “We are reconfirming these targets.  In addition, we see exciting upside above and beyond these targets as a result of revenues to be generated by the recently announced OroScience professional dental agreement along with commercialization of new Microcyn products and future partnerships.  Finally, our financial stability is even further fortified by our cost-cutting initiatives, which has allowed us to hold expenses at reduced levels while increasing sales.”

As a result of the swine flu epidemic in Mexico coupled with organic growth, unit sales of the company’s 240-milliliter presentation, sold mostly to pharmacies in Mexico, increased 100% over the prior year to a monthly average of 57,000 units, up from 35,000 in fiscal Q4 2009 and 28,000 in the same quarter last year. Unit sales to hospitals increased 101%, partially offset by lower selling prices. Normal unit sales of the 240 mL bottles in the first quarter represent about 38,000 to 40,000 units per month, while the units over that reflect one-time purchases related to the swine flu concerns during the quarter. European and rest-of-world revenue growth of 24% reflects increases in China, India, The Netherlands and Singapore. In China, initial sales represent a product commercialization strategy that include sampling and introductory pricing.

The gross margin on product revenue for the first quarter of fiscal 2010 was 66%, up from 57% in the comparable quarter a year ago, primarily due to increased sales volume in Mexico. The gross margins were 82% and 16% in Mexico and Europe respectively. The European costs of goods sold included severance costs related to the shutdown of European manufacturing. To reduce costs and improve gross margins Oculus intends to consolidate its European manufacturing facility into its U.S. operations, while maintaining a sales office in Europe. Oculus management believes the consolidation of manufacturing will increase overall gross margins from 66% to approximately 75% in the second half of this fiscal year.

Operating expenses in the first fiscal quarter of 2010 were $3.4 million, down $2.2 million or 40%, compared with $5.6 million in the fourth fiscal quarter of 2008. This decrease was partially due to lower outside clinical costs, reduced staffing in the clinical, research and development, administration and lower accounting and legal fees. As a result of this cost reduction program, Oculus lowered its U.S. headcount from 56 people as of June 30, 2008, to 26 as of June 30, 2009. During the first quarter of 2010, these cost reductions were partially offset by higher sales and marketing expenses related to the company’s wound care product launches in United States and Mexico. Cash operating expenses for the first quarter were $2.9 million.

Other income and expense increased $1.2 million to net other expense of $1.2 million for the three months ended June 30, 2009, from net other expense of $39,000 for the same period last year. Primarily, this increase was due to the required adoption on April 1, 2009 of a new accounting policy on treatment of warrants, which contain anti-dilution provisions. In accordance with this new accounting policy, we were required to mark to market the fair value of our outstanding warrants that contain anti-dilution provisions. This accounting change resulted in a non cash expense of $1.2 million for the three months ended June 30, 2009.

The net loss for the fiscal 2010 first quarter was $3.5 million, or $0.18 per share, compared with the net loss for the fiscal 2009 first quarter of $5.2 million, or $0.33 per share. Non-cash stock-compensation expenses for the quarter were $465,000, compared with $457,000 in the same quarter last year. The net loss for the quarter minus all non-cash charges was $1.76 million.

As of June 30, 2009, Oculus had unrestricted cash and cash equivalents of $2.0 million, compared with $1.9 million as of March 31, 2009. This cash position does not include the $6 million funding recently announced by the company. As a result, the pro forma cash position is $7.5 million, net of fees paid to the banker.

Commercial and Regulatory Progress
Oculus has made significant progress in its commercial operations and regulatory efforts, including the following highlights:

•	U.S. veterinarian partner, Vetericyn, Inc., introduced four new animal healthcare products in July with over 45 sales representatives and launched a year-long national television advertising campaign including multiple one-hour live panel discussions of the Vetericyn product and its uses on RFD-TV, the nation’s first 24-hour television network dedicated to serving the needs and interests of rural America and agriculture. The channel is produced and uplinked via satellite to all 50 states. These activities by our partner have resulted in a strong buying response by animal owners during the first month of commercialization.

•	Announced a revenue-sharing agreement with OroScience, Inc. for the marketing of Microcyn®-based oral care products in U.S., Canadian and European professional dental markets. Initial product offerings will include a Microcyn anti-gingivitis rinse and a Microcyn oral mucositis hydrogel. Just one of these opportunities is an estimated addressable U.S. market of $500 million. Oculus is able to offer these formulations to its current and future partners or distributors outside the geographies covered by the agreement, including China, Mexico, India and select Middle East countries. As well, these professional formulations can be readily translated into products for the over-the-counter oral care space.

•	Confirmed the effectiveness of Microcyn® Technology at inactivating the H1NI Swine Influenza A. In a virucidal time-kill suspension test conducted by an independent laboratory, BioScience Laboratories, Inc., the specific Microcyn Technology formulation reduced infectivity of the swine flu virus by 4.00log10 (99.99%) reduction after just 30-seconds exposure. Oculus is preparing the study data for submission to both the Centers for Disease Control and Prevention (CDC) and the World Health Organization (WHO) to help accelerate global awareness of Microcyn Technology’s ability to effectively and safely reduce the incidence of transmission of this pandemic virus. However, specific product formulations of the Microcyn Technology have not yet been reviewed or approved by any regulatory body for a specific swine flu indication.

•	Announced that exploratory results from its U.S. 40-patient feasibility study, in which an enhanced formulation of the company’s Microcyn Technology-based hydrogel was used in the treatment of acne, are encouraging and warrant further examination.

•	$6 million in funding, which closed on July 30, 2009, is to be used for expansion of product portfolio and new product launches.

Outlook
Oculus expects to continue achieving strong growth in sales of Microcyn-based products over the coming years through international and domestic sales, although quarterly rates of growth are difficult to forecast accurately as the company’s international revenues are subject to currency fluctuations. Additionally, some marketing approvals and distribution agreements are recent, and as a result the timing of sales and deliveries will be variable during these introductory stages.

Last quarter Oculus provided guidance that the net loss, minus non-cash expenses for our first fiscal quarter ending June 30 would be less than $1.8 million, and in fact it was $1.76 million.

Conference Call
Oculus management will hold a conference call today to discuss first quarter results and to answer questions, beginning at 4:30 p.m. Eastern Daylight Time. Individuals interested in participating in the conference call may do so by dialing 719-325-4890 for domestic callers or 888-203-1112 for international callers. Those interested in listening to the conference call live via the Internet may do so at http://ir.oculusis.com/events.cfm. Please log on approximately 30 minutes prior to the presentation in order to register and download the appropriate software.

A telephone replay will be available for 48 hours following the conclusion of the call by dialing 719-457-0820 for domestic callers, or 888-203-1112 international callers, and entering reservation code 5709410. A webcast replay will be available on the site at http://ir.oculusis.com/events.cfm for one year following the call.

About Oculus
Oculus Innovative Sciences develops, manufactures and markets a family of products based upon the Microcyn® Technology platform, which includes new formulations designed to significantly reduce the need for antibiotics as it reduces infections. The Microcyn Technology platform features a biocompatible, shelf-stable solution that is currently commercialized in the United States, Europe, India, China and Mexico and select Middle East countries. Several solutions derived from this platform have demonstrated, in a variety of research and investigational studies, the ability to treat a wide range of pathogens, including antibiotic-resistant strains of bacteria (including MRSA and VRE), viruses, fungi and spores, increase blood flow to the wound site, reduce both inflammation and pain while assisting in faster wound closure. The company’s headquarters are in Petaluma, California, with operations Latin America. More information can be found at www.oculusis.com.

Forward-Looking Statements
Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s commercial and technology progress and future financial performance. These forward-looking statements are identified by the use of words such as “expects,” “will include,” “offer,” “believes, and “expansion,” among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, and its ability to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including the annual report on Form 10-K for the year ended March 31, 2009. Oculus Innovative Sciences disclaims any obligation to update these forward-looking statements except as required by law.

Oculus and Microcyn are trademarks or registered trademarks of Oculus Innovative Sciences, Inc. All other trademarks and service marks are the property of their respective owners.

Contact:

Oculus Innovative Sciences, Inc.

Dan McFadden
Director of Public and Investor Relations
(425) 753-2105
dmcfadden@oculusis.com

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended
	June 30,
	2009	2008
REVENUE
Product	$1,567	$1,007
Service	280	204

Total revenues	1,847	1,211

COST OF REVENUES
Product	527	438
Service	215	198

Total cost of revenues	742	636
Gross profit	1,105	575

OPERATING EXPENSES
Research and development	721	2,321
Selling, general and administrative	2,685	3,328

Total operating expenses	3,406	5,649

Loss from operations	(2,301)	(5,074)
Interest expense	(4)	(162)
Interest income	1	76
Loss on derivative instruments	(1,208)	—
Other income (expense), net	(29)	(39)

Net loss	$(3,541)	$(5,199)

Net loss per common share: basic and diluted	$(0.18)	$(0.33)

Weighted-average number of shares used in per common share calculations: Basic and diluted	19,388	15,924

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(unaudited)

		Pro forma	Pro forma
	June 30, 2009	Adjustment	June 30, 2009	March 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$2,053	$5,411	$7,464	$1,921
Accounts receivable, net	1,293	—	1,293	923
Inventory	355	—	355	340
Prepaid expenses and other current assets	667	—	667	758

Total current assets	4,368	5,411	9,779	3,942
Property and equipment, net	1,350	—	1,350	1,432
Other assets	158	—	158	73

Total assets	$5,876	$5,411	$11,287	$5,447

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,319	$—	$1,319	$1,565
Accrued expenses and other current liabilities	1,440	—	1,440	853
Current portion of long-term debt and capital lease obligations	179	—	179	261

Total current liabilities	2,938	—	2,938	2,679
Deferred revenue	401	—	401	425
Long-term debt and capital lease obligations, less current portion	65	—	65	74
Derivative liability	1,531	—	1,531	—

Total liabilities	4,935	—	4,935	3,178

Commitments and Contingencies
Stockholders’ Equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized, 20,572,619 and 23,026,619 and 18,402,820 shares issued and outstanding at June 30, 2009 and June 30, 2009 (pro forma) and March 31, 2009, respectively.	2	—	2	2
Additional paid-in capital	116,267	5,411	121,678	113,803
Accumulated other comprehensive loss	(2,982)	—	(2,982)	(3,054)
Accumulated deficit	(112,346)	—	(112,346)	(108,482)

Total stockholders’ equity	941	5,411	6,352	2,269

Total liabilities and stockholders’ equity	$5,876	$5,411	$11,287	$5,447

The pro forma balance sheet for June 30, 2009 is adjusted to reflect the closing of our common stock offering on July 30, 2009. In connection with this offering, we received gross proceeds of $6,012,300 ($5,411,070 net of placement agent fees).